Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2013, relating to the financial statements and financial highlights which appears in the June 30, 2013 Annual Report to the Board of Trustees and Shareholders of Cullen Funds Trust (comprised of Cullen International High Dividend Fund, Cullen High Dividend Equity Fund, Cullen Small Cap Value Fund, Cullen Value Fund, and Cullen Emerging Markets High Dividend Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI

October 28, 2013